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                                                          Exhibit 99.26(f)(1)(f)

                           CERTIFICATE OF AMENDMENT OF
                          ARTICLES OF INCORPORATION OF
                         SECURIAN LIFE INSURANCE COMPANY

At the regular annual meeting of shareholders of Securian Life Insurance Company held in the City of Saint Paul, State of Minnesota on the 17th day of February, 2004, the following resolution was duly adopted;

RESOLVED, That Article V of the Articles of Incorporation of the Company be amended and restated to read as follows:

The government of the Company and the management of its affairs shall be vested in a Board of Directors of not less than five (5) nor more than eighteen (18) members, all of whom shall be elected annually by the shareholders at each annual meeting. The annual meetings shall be held, unless otherwise designated by the Board of Directors, on the third Tuesday of February of each year at such time and place within or without the State of Minnesota as the Board shall determine.

IN WITNESS WHEREOF, we, Robert L. Senkler as President and Alfrieda B. Baldwin as Secretary of Securian Life Insurance Company, have hereunto set our hands and caused the corporate seal of said corporation to be hereunto affixed in the City of Saint Paul, State of Minnesota, on this 18th day of February, 2004.


                                               /s/Robert L. Senkler
                                               ---------------------------------
                                               Robert L. Senkler, President


                                               /s/Alfrieda B. Baldwin
                                               ---------------------------------
                                               Alfrieda B. Baldwin, Secretary

        This Amendment to the Articles of Incorporation of Securian Life Insurance Company is hereby approved this 26th day of February, 2004.


        MINNESOTA COMMISSIONER OF COMMERCE

                   Glenn Wilson
        ----------------------------------

        By:  /s/Kevin M. Murphy
             -----------------------------
             Kevin M. Murphy
             Deputy Commissioner